Exhibit 10.9
EXECUTION VERSION
DEPOSIT ACCOUNT CONTROL AGREEMENT

Deposit Account Control Agreement, dated as of August 24, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among Standard Bank Plc, in its capacity as administrative agent under the Credit Agreement (as defined in the Pledge Agreement referred to below) (“Secured Party”); Solana Petroleum Exploration (Colombia) Limited (“Debtor”); and BNP Paribas (“Bank”).

PREAMBLE:

3.
Bank has established deposit account number 200-615151-001-97-USD in the name of Debtor (such account, together with any other demand, time, savings, passbook or similar account established in replacement thereof or now or hereafter maintained by the Debtor with the Bank, being collectively referred to as the “Account”).

4.
Debtor (a) is a party to that certain Collection Account Pledge Agreement, dated as of August 24, 2009 (as amended, modified and supplemented from time to time, the “Pledge Agreement”), by Debtor in favor of the Secured Party, and (b) pursuant to the Pledge Agreement, Debtor has granted a security interest in its assets including, without limitation, the Account and any funds and remittances to the Account including checks, ACH transfers, wires, deposits and any other proceeds deposited in the Account (the “Funds”) to secure the obligations referenced in such Pledge Agreement.

4. Secured Party, Debtor and Bank are entering into this Agreement to perfect the security interest of Secured Party in the Account.

TERMS:

Section 1. The Account.  All parties agree that the Account is a “deposit account” within the meaning of Article 9 of the Uniform Commercial Code of the State of New York (as amended from time to time, the “UCC”). Bank has not and will not agree with any third party to comply with instructions or other directions concerning the Account or the disposition of funds in the Account originated by such third party without the prior written consent of Secured Party and Debtor. The Bank shall not change the name or account number of the Account without the prior written consent of Secured Party.

Section 2. Subordination of Security Interest.  Bank hereby subordinates all security interests, encumbrances, claims and rights of setoff it may have, now or in the future, against the Account or any funds in the Account, other than in connection with (i) the payment of Bank’s (or its affiliate’s) fees, charges and expenses pursuant to its agreement with Debtor relating to the Account, or pursuant to this Agreement or otherwise related to the Account or transactions therein, (ii) reversals of provisional credits, returned or chargeback items, reversals or cancellations of payment orders and other electronic funds transfers and other corrections or adjustments to the Account and transactions therein and (iii) overdrafts on the Account.

Section 3. Control. Bank may (but is not required to) comply with instructions directing the disposition of funds in the Account originated by Debtor or its authorized representatives until such time as Secured Party delivers a written notice to Bank that Secured Party is thereby exercising exclusive control over the Account. Such notice is referred to herein as the “Notice of Exclusive Control” and shall be in the form of Exhibit A hereto.  After Bank receives a Notice of Exclusive Control, it will cease complying with instructions concerning the Account or funds on deposit therein originated by Debtor or its representatives and shall thereafter comply with instructions originated by Secured Party directing disposition of the funds in the Account without further consent by Debtor or any other person.

Section 4. Statements, Confirmations and Notices of Adverse Claims. Bank will (a) send copies of all statements concerning the Account to each of Debtor and Secured Party at their respective addresses referred to in Section 13 of this Agreement and (b) provide promptly to Secured Party upon request, the Account balance. Upon receipt of written notice of any lien, encumbrance or adverse claim against the Account or any Funds credited thereto, Bank will make reasonable efforts to notify Secured Party thereof. Debtor agrees to promptly review account statements for the Account and to notify Bank of any errors or improper charges to the Account within 30 days of the receipt of the end of month statement.

Section 5. Limited Responsibility of Bank.  Except for acting on Debtor’s instructions in violation of Section 3 above following delivery of a Notice of Exclusive Control, Bank shall have no responsibility or liability to Secured Party for complying with instructions concerning the Account from Debtor or Debtor’s authorized representatives which are received by Bank before Bank receives a Notice of Exclusive Control and has had reasonable opportunity (not to exceed two business days) to act on it, provided that (a) all transactions involving or resulting in a transaction involving the Account commenced by Debtor prior to the end of the second business day after Bank receives such Notice (the “Effective Time”) and completed or processed thereafter shall not be deemed a violation of this Agreement and (b) Bank (at its discretion and without any obligation to do so) may cease honoring Debtor’s instructions regarding the Account and/or honor Secured Party’s instructions concerning the Account at any time or from time to time after it becomes aware that Secured Party has sent to it a Notice of Exclusive Control but prior to the Effective Time (including without limitation, halting, reversing or redirecting any transaction referred to in clause (a) hereof), with no liability whatsoever to the Debtor or to any other party for doing so.  Notwithstanding anything to the contrary in this Agreement: (a) Bank shall have only the duties and responsibilities with respect to the matters set forth herein as is expressly set forth in writing herein and shall not be deemed to be an agent, bailee or fiduciary or any party hereto; (b) Bank shall be fully protected in acting or refraining from acting in good faith without investigation of any notice (including without limitation a Notice of Exclusive Control), instruction or request purportedly furnished to it by Debtor or Secured Party in accordance with the terms hereof, in which case the parties hereto agree that Bank has no duty to make further inquiry whatsoever and even if the Debtor notifies Bank that Secured Party is not legally entitled to originate any such notice (including a Notice of Exclusive Control), instruction or request; (c) it is hereby acknowledged and agreed that Bank has no knowledge of (and is not required to know) the terms and provisions of the Pledge Agreement referred to above or any other related documentation or whether any actions by Secured Party (including without limitation the sending of a Notice of Exclusive Control), Debtor or any other person or entity are permitted or a breach thereunder or consistent or inconsistent therewith, (d) Bank shall not be liable to any party hereto or to any other person for any action or failure to act under in connection with this Agreement except to the extent such conduct constitutes its own willful misconduct or gross negligence as finally determined by a court of competent jurisdiction (and to the maximum extent permitted by law, shall under no circumstances be liable for an incidental, indirect, special, consequential or punitive damages) and (e) Bank shall not be liable for losses or delays caused by force majeure, interruption or malfunction of computer, transmission or communications facilities, labor difficulties, court order or decree, the commencement of bankruptcy or other similar proceedings or other matters beyond Bank’s reasonable control.

Section 6. Indemnification of Bank. Debtor and, following the delivery of a Notice of Exclusive Control by Secured Party or in respect of any notice or direction by Secured Party, Secured Party hereby agree to indemnify and hold harmless Bank, its directors, officers, agents and employees against any and all claims, causes of action, liabilities, lawsuits, demands and damages, including without limitation, any and all court costs and reasonable attorney’s fees, in any way related to or arising out of or in connection with this Agreement or any action taken or not taken pursuant hereto, except to the extent caused by Bank’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

Section 7. Customer Agreement.  In the event of a conflict between this Agreement and any other agreement between the Bank and the Debtor, the terms of this Agreement will prevail; provided, however, that this Agreement shall not alter or affect any mandatory arbitration provision currently in effect between Bank and Debtor pursuant to a separate agreement.

Section 8. Termination.  This Agreement shall continue in effect until Secured Party has notified Bank in writing that this Agreement, or its security interest in the Account and the Funds therein, is terminated (a “Termination Notice”). Upon receipt of a Termination Notice, the Bank’s obligations hereunder with respect to the operation and maintenance of the Account after the receipt of such notice shall terminate, Secured Party shall have no further right to originate instructions concerning the Account and any previous Notice of Exclusive Control delivered by Secured Party shall be deemed to be of no further force and effect.  Additionally, Bank may terminate this Agreement, as specified in Section 13 below, after providing (a) thirty (30) days notice to Secured Party and Debtor or (b) five (5) days notice if either (i) Secured Party or Debtor breaches any of their respective obligations under this Agreement or (ii) Debtor breaches of its obligations under its agreement with Bank relating to the Account.

Section 9. Complete Agreement.  This Agreement and the instructions and notices required or permitted to be executed and delivered hereunder set forth the entire agreement of the parties with respect to the subject matter hereof, and, subject to Section 7 above, supersede any prior agreement and contemporaneous oral agreements of the parties concerning its subject matter.

Section 10. Amendments.  No amendment, modification or (except as otherwise specified in Section 8 above) termination of this Agreement, nor any assignment of any rights hereunder (except to the extent contemplated under Section 12 below), shall be binding on any party hereto unless it is in writing and is signed by each of the parties hereto, and any attempt to so amend, modify, terminate or assign except pursuant to such a writing shall be null and void.  No waiver of any rights hereunder shall be binding on any party hereto unless such waiver is in writing and signed by the party against whom enforcement is sought.

Section 11. Severability.  If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, other than those provisions held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

Section 12. Successors.  The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives.  This Agreement may be assigned by Secured Party to any successor of Secured Party under the Pledge Agreement with Debtor, provided that written notice thereof is given by Secured Party to Bank.

Section 13. Notices.  Except as otherwise expressly provided herein, any notice, order, instruction, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error-free receipt is received or upon receipt of notice sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the “Address for Notices” specified below the name of such party on the signature pages hereof.  Any party may change its address for notices in the manner set forth above.

Section 14. Other Claims.  Bank does not know of any claim to or interest in the Account, except for claims and interests of the parties referred to in this Agreement.

Section 15. Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

Section 16. Choice of Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the law of the State of New York.  The parties agree that New York is the “bank’s jurisdiction” for purposes of the UCC. Each of the parties hereto waives trial by jury in any action, proceeding or counterclaim arising under or in connection with this Agreement.

Section 17. Submission to Jurisdiction.  Each party to this Agreement submits for itself and its property in any legal action or proceeding relating to this Agreement to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof.  Each party consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

STANDARD BANK PLC

As secured party

By:	/s/ Martin Revoredo

Name: Martin Revoredo
Title: Director

By:	/s/ Roderick L. Fraser

Name: Roderick L. Fraser
Title: Global Head of Oil & Gas, Renewables

Address for Notices:

Standard Bank Plc
c/o Standard Americas, Inc.
Business Analytics & Transaction Management Group
320 Park Avenue, 19th Floor
New York, NY 10022
United States of America

Attention: Maria Ivulic
Tel: +1 (212) 407 5164
Fax: +1 (212) 407 5178
Email: maria.ivulic@standardnewyork.com

With a copy to:

1211 Avenue of the Americas
New York, NY 10036
United States of America
Attention: Jose Estanislao
Tel: +1 (212) 407 5064
Fax: +1 (212) 407 5178
Email: jose.estanislao@standardny.com

SOLANA PETROLEUM EXPLORATION (COLOMBIA) LIMITED

As debtor

By:	/s/ Martin Eden
Name: Martin Eden
Title: Director and Treasurer

Address for Notices:

c/o Gran Tierra Energy Inc.
300, 611 10th Avenue SW
Calgary, Alberta
Canada T2R 0B2
Attention:	Chief Financial Officer
Tel:	(403) 265 3221
Fax:	(403) 265 3242
Email:	martineden@grantierra.com

BNP PARIBAS,

As Bank

By:	/s/ Edward Pak
Name: Edward Pak
Title: Vice President

By:	/s/ Juan Carlos Sandova
Name: Juan Carlos Sandova
Title: Vice President

Address for Notices:

BNP Paribas
787 7th Avenue
New York, New York 10019
Attention: Anna Seghini
Tel: +1 (212) 841-2042
Fax: +1 (212) 841-2537
Email: anna.seghini@americas.bnpparibas.com

EXHIBIT A

NOTICE OF EXCLUSIVE CONTROL

[Date]

BNP Paribas 787 7th Avenue New York, New York 10019

Re: Deposit Account Control Agreement (the “Agreement”) by and among BNP Paribas, as Bank, Standard Bank Plc, as Secured Party, and Solana Petroleum Exploration (Colombia) Limited, as Debtor.

Ladies and Gentlemen:

This constitutes a Notice of Exclusive Control as referred to in Section 3 of the Agreement.

STANDARD BANK PLC, as Secured Party

By:
____	Name:

Title:

By:
____	Name:

Title: